Exhibit 10.19

May 6, 2021

LifeSci Acquisition II Corp.

250 W. 55th St., #3401
New York, NY 10019
Attention: Andrew McDonald

Re: Support Agreement

Ladies and Gentlemen:

This letter (this “Support Agreement”) is being delivered by each of those stockholders of Science 37, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”), to LifeSci Acquisition II Corp., a Delaware corporation (the “Parent”), in accordance with that Merger Agreement dated as of the date hereof, by and among the Parent, the Company and LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.

As of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Support Agreement being referred to herein as the “Stockholder Shares”).

In order to induce the Parent to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Stockholder hereby agrees with Parent and the Company as follows:

1.                  Voting Agreements. Each Stockholder, in his, her or its capacity as a stockholder of the Company, irrevocably and unconditionally covenants and agrees that, (i) at any meeting of the Company’s stockholders related to the transactions contemplated by the Merger Agreement or the Transaction Documents (the “Transactions”), whether annual or special and whether or not an adjourned or postponed meeting, and however called, and (ii) in connection with any written consent of the Company’s stockholders related to the Transactions (all such meetings or consents collectively referred to herein as the “Meeting”), such Stockholder shall, as applicable to such Stockholder:

a.	when the Meeting is held, appear at the Meeting or otherwise cause his, her or its Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

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b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of his, her or its Stockholder Shares in favor of each of the proposals relating to the Transactions;

c.	authorize and approve the Merger to the extent the approval of any of the Company’s stockholders is required or applicable pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”);

d.	convert each share of Company Preferred Stock into shares of Company Common Stock in accordance with the terms of the Company Charter Article IV, Section B(4)(b)(ii) and the Merger Agreement; and

e.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of his, her or its Stockholder Shares against, and withhold consent with respect to, any action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions (including as a result of not satisfying any of the conditions to Closing set forth in Section 8.1 or 8.2 of the Merger Agreement), (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Support Agreement.

Without limiting the foregoing, prior to any valid termination of the Merger Agreement in accordance with 9.1, 9.2, 9.3 or 9.4 thereof, each Stockholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the Transactions and on the terms and subject to the conditions set forth therein. The obligations of such Stockholder specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the Company’s board of directors.

2.                  Stop Transfers; Certificates. Each Stockholder agrees that except for transfers of his, her or its Stockholder Shares pursuant to the Merger Agreement, such Stockholder shall not request that the Company register the transfer (book entry or otherwise) of any of his, her or its Stockholder Shares if such transfer is not permitted by this Support Agreement. In furtherance of the foregoing, such Stockholder hereby agrees to (a) place a revocable stop order on all of his, her or its Stockholder Shares subject to this Support Agreement, and (b) notify the Company’s transfer agent (if any) in writing of such stop order and the restrictions on such Stockholder Shares under this Section 2 and Section 4 below and direct the Company’s transfer agent (if any) not to process any attempts by such Stockholder to Transfer any Stockholder Shares except in compliance with this Section 2 and Section 6 below.

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3.                  Termination of Company Financing Agreements. Each Stockholder, by this Agreement with respect to its Stockholder Shares, severally and not jointly, hereby agrees to terminate, subject to the Closing and effective as of the Effective Time, (a) those certain agreements set forth on Exhibit B attached hereto, if applicable to such Stockholder (the “Company Financing Agreements”); (b) any management rights or side letters between the Company and such Stockholder; and (c) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (clauses (a) through (c), collectively, the “Terminating Rights”) between such Stockholder and the Company, but excluding, (i) for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their respective terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Stockholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their respective terms.

4.                  Waiver. Each Stockholder hereby irrevocably and unconditionally (i) waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger, that such Stockholder may have under applicable law (including Section 262 of the Delaware General Corporation Law or otherwise), (ii) consents to, on behalf of itself, the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock, with such conversion to be in accordance with the terms of the Company Charter and effective as of immediately prior to the Effective Time of the Merger, and (iii) waives, on behalf of themselves, its right to certain payments upon liquidation of the Company pursuant to Article IV, Section 2 of the Company Charter.

5.                  Damages; Remedies. Each Stockholder acknowledges and agrees that the rights of the other parties hereto to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Support Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that, in addition to any other available remedies a party hereto may have in equity or at law, each party hereto shall be entitled to equitable remedies against another party hereto for its breach or threatened breach of this Support Agreement, including to enforce specifically the terms and provisions of this Support Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Support Agreement in the Chosen Courts (as defined below), in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another remedy at law. In the event that a party hereto seeks equitable remedies in any Proceeding (including to enforce the provisions of this Support Agreement or prevent breaches or threatened breaches of this Support Agreement), no party hereto shall raise any defense or objection, and each party hereto hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.

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6.                  Transfer Restrictions. Hereafter until the earlier to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Sections 9.1, 9.2, 9.3 or 9.4 thereof, each Stockholder agrees that such Stockholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of his, her or its Stockholder Shares except in accordance with the Merger Agreement or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (a “Transfer”), (b) deposit any of his, her or its Stockholder Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Stockholder Shares that conflicts with any of the covenants or agreements set forth in this Support Agreement or (c) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Stockholder (a “Permitted Transfer”); provided further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also in agrees in writing, reasonably satisfactory in form and substance to the Parent, to assume all of the obligations of such Stockholder hereunder, and be bound by the terms of this Support Agreement. Any attempted Transfer of the Stockholder Shares, or any interest in any of the foregoing in violation of this Section 6 shall be null and void.

7.                  New Shares. During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Sections 9.1, 9.2, 9.3 or 9.4 thereof, in the event that, (a) any shares of Company Common Stock, Company Preferred Stock or other equity securities of Company are issued to any Stockholder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Company securities owned by such Stockholder, (b) any Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock, Company Preferred Stock or other equity securities of the Company after the date of this Support Agreement or (c) any Stockholder acquires the right to vote or share in the voting of any Company Common Stock, Company Preferred Stock or other equity securities of Parent after the date of this Support Agreement (such Company Common Stock, Company Preferred Stock or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted his, her or its Stockholder Shares as of the date hereof.

8.                  Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Parent or the Company to any Governmental Authority or to securityholders of the Parent) of such Stockholder’s identity and beneficial ownership of Stockholder Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Parent or the Company, a copy of this Agreement, provided that any such documents shall be provided to any Stockholder being named at least one (1) business day prior to such publishing or disclosure for review and comment by such Stockholder. Each Stockholder will promptly provide any information reasonably requested by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

9.                  Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

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10.              Assignment. This Support Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall be permitted to assign any of its rights or delegate any of its obligations under this Support Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other parties hereto, and any attempted or purported assignment or delegation in violation of this Section 10 shall be null and void. Notwithstanding anything to the contrary in this Agreement, all obligations of a party hereto are being provided on a several basis by such party and not on a joint basis or a joint and several basis with the other parties hereto.

11.              Counterparts. This Support Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Support Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Support Agreement as to the parties hereto and may be used in lieu of the original Support Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

12.              Severability. The provisions of this Support Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Support Agreement. If any provision of this Support Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision to be negotiated by the parties hereto, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (ii) the remainder of this Support Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

13.              Governing Law; Jurisdiction; Jury Trial Waiver.

a.	This Support Agreement, and any claims or Proceedings arising out of this Support Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

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b.	Each of the parties hereto agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Support Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Support Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (1) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (2) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (3) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (4) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 of the Merger Agreement or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (5) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (1) through (4) of this Section 13 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

c.	EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS SUPPORT AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS SUPPORT AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND CERTIFIES (A) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS SUPPORT AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.

14.              Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.6 of the Merger Agreement to the applicable party, with respect to the Company, at the address set forth in Section 11.6 of the Merger Agreement, and, with respect to the Stockholders, at the address set forth on each Stockholder’s signature page.

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15.              Termination. This Support Agreement and the obligations of Stockholders under this Support Agreement shall automatically terminate and any waivers of rights by Stockholders under this Support Agreement shall automatically be reinstated, in each case, upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with Section 9.1 thereof; and (iii) the mutual written agreement of the Parent and the Stockholders. Upon the termination or expiration of this Support Agreement, no party hereto shall have any further obligations or liabilities under this Support Agreement; provided, however, such termination or expiration shall not relieve any party hereto from liability for any willful breach of this Support Agreement occurring prior to its termination.

16.              Stockholder Representations: Each Stockholder represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

a.	such Stockholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	such Stockholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.	in the case of any entity, it is duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction in which it is organized or formed, as applicable, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, partnership or limited liability company powers, as applicable, and have been duly authorized by all necessary corporation, partnership or limited liability company actions, as applicable, on the part of such Stockholder;

d.	this Support Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

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e.	the execution and delivery of this Support Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of his, her or its obligations under this Support Agreement;

f.	there are no Proceedings pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of his, her or its obligations under this Support Agreement;

g.	such Stockholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with tax and legal advisors of his, her or its own choosing;

h.	such Stockholder has not entered into, and shall not enter into, any agreement that would prevent or delay such Stockholder from performing any of its obligations hereunder;

i.	such Stockholder has good title to the Stockholder Shares set forth opposite such Stockholder’s name on Exhibit A, free and clear of any Liens, and such Stockholders has the sole power to vote or cause to be voted such Stockholder Shares; and

j.	the Stockholder Shares identified in Section 2 of this Support Agreement are the only voting securities of the Company owned of record or beneficially owned by such Stockholder as of the date hereof, and none of such Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares that is inconsistent with such Stockholder’s obligations pursuant to this Support Agreement or the disposition of such Stockholder Shares.

17.              Adjustment for Stock Split. If, and as often as, there are any changes in the Company or the Stockholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stockholders, the Company and the Stockholder Shares as so changed.

18.              Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.

Sincerely,

LUX VENTURES IV, L.P.

By: Lux Venture Partners IV, LLC, its General Partner

By:	/s/ Peter Herbert
Name: Peter Herbert
Title: Managing Director

LUX CO-INVEST OPPORTUNITIES, L.P.

By: Lux Co-Invest Partners, LLC, its General Partner

By	/s/ Peter Herbert
Name: Peter Herbert
Title: Managing Director

Address:	1600 El Camino Real, Suite 290
Menlo Park, CA, 94025

Signature Page to

Stockholders Support Agreement

PHARMACEUTICAL PRODUCT DEVELOPMENT, LLC

By:	/s/ B. Judd Hartman
Name: B. Judd Hartman
Title: Executive Vice President and Chief Administrative Officer

Address:	929 North Front Street
Wilmington, NC 28401

Signature Page to

Stockholders Support Agreement

REDMILE PRIVATE INVESTMENTS II, L.P.

By: Redmile Private Investments II (GP), LLC, its general partner

By: Redmile Group, LLC, its managing member

By:	/s/ Joshua Garcia
Name: Joshua Garcia
Title: Authorized Signatory

REDMILE CAPITAL OFFSHORE II MASTER FUND, LTD.

By: Redmile Group, LLC, its investment manager

By:	/s/ Joshua Garcia
Name: Joshua Garcia
Title: Authorized Signatory

REDMILE STRATEGIC MASTER FUND, LP

By: Redmile Group, LLC, its investment manager

By:	/s/ Joshua Garcia
Name: Joshua Garcia
Title: Authorized Signatory

RAF, L.P.

By: RAF GP, LLC, its general partner

By:	/s/ Joshua Garcia
Name: Joshua Garcia
Title: Authorized Signatory

Address:	c/o Redmile Group, LLC
One Letterman Drive
Building D, Suite D3-300
San Francisco, CA 94129
Email: operations@redmilegrp.com
Attn: Josh Garcia

Signature Page to

Stockholders Support Agreement

DRX CAPITAL AG

By:	/s/ Neil Tiwari
Name: Neil Tiwari
Title: General Partner

Address:	44 Montgomery
San Francisco, CA

Signature Page to

Stockholders Support Agreement

/s/ David Coman
David Coman

Signature Page to

Stockholders Support Agreement

/s/ Laura Podlsky
Laura Podlsky

Signature Page to

Stockholders Support Agreement

/s/ Jonathan Reitman
Jonathan Reitman

Signature Page to

Stockholders Support Agreement

/s/ Anita Modi
Anita Modi

Signature Page to

Stockholders Support Agreement

LIFESCI VENTURE PARTNERS II, LP

By:	/s/ Andrew McDonald
Name: Andrew McDonald
Title: Partner

Signature Page to

Stockholders Support Agreement

Accepted and Agreed:

SCIENCE 37, INC.

By:	/s/ David Coman

	Name:	David Cowan
	Title:	Chief Executive Officer

LIFESCI ACQUISITION II CORP.

By:	/s/ Andrew McDonald

	Name:	Andrew McDonald
	Title:	CEO

Signature Page to

Stockholders Support Agreement

EXHIBIT A

LIST OF STOCKHOLDERS

Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Preferred Stock Owned
Pharmaceutical Product Development, LLC	0	9,298,410
Lux Ventures IV, L.P.	0	6,422,296
dRx Capital AG	0	5,651,398
Redmile Private Investments II, L.P.	0	3,995,153
RAF, L.P.	0	2,109,251
Lux Co-Investment Opportunities, L.P.	0	1,765,997
Redmile Capital Offshore II Master Fund, Ltd.	0	1,713,503
LifeSci Venture Partners II, LP	0	1,016,831
Redmile Strategic Master Fund LP	0	339,360
David Coman	304,000	0
Laura Podolsky	299,307	32,284
Jonathan Reitman	195,025	32,284
Anita Modi	50,000	0

Exhibit A

EXHIBIT B

COMPANY FINANCING AGREEMENTS

1. Amended and Restated Investors’ Rights Agreement, dated as of August 5, 2020, by and among the Company and each of the investors listed on Schedule A attached thereto.

2. Amended and Restated Voting Agreement, dated as of August 5, 2020, by and among the Company, the holders of the Company’s Preferred Stock listed on the Schedule of Investors attached as Schedule A thereto, and the holders of the Company’s Common Stock listed on the Schedule of Key Holders attached as Schedule B thereto, and any subsequent stockholders, or any transferees who became party thereto.

3. Amended and Restated First Refusal and Co-Sale Agreement, dated as of August 5, 2020, by and among the Company, the holders of Company Common Stock listed on Schedule A attached thereto, and the holders of Company Preferred Stock listed on Schedule B attached thereto.

Exhibit B